Exhibit 10.14

            Distributor Rights Agreement between Purchaser and Y Sake

                          DISTRIBUTOR RIGHTS AGREEMENT

                  AGREEMENT made as of the 9th day of December, 2002 by and between Y Sake LLC, a limited liability company organized under the laws of the State of Hawaii with its principal place of business at 3624 South Kihei Road, Kihei, Hawaii 96753 ("Grantor") and Drinks Americas Inc., a Delaware corporation with its principal place of business at 372 Danbury Road, Wilton, Connecticut 06897 ("Grantee").

                  Definitions.

                           "Alive Spirits" shall mean Alive Spirits, L.L.C., an Oregon limited liability company that has acted as distributor for the sake known as Y Sake on behalf of Grantor and shall, subsequent to the date hereof, act as supplier to Parliament.

                           "Contract Year" shall mean initially the period commencing on the effective date of this Agreement and ending on December 31, 2002, and then any calendar year thereafter.

                            "Initial Term" shall mean the period commencing as of the date first written above and continuing in full force and effect through December 31, 2017.

                           "Maxmillian" shall mean Maxmillian Partners, LLC, a Delaware limited liability company that is the principal owner of the Grantee.

            "Parliament" shall mean Parliament Import Company, Inc..

                           "Products" shall mean the alcoholic beverage products listed on Schedule 1(f) annexed hereto and any products developed during the term of this Agreement using Roy Yamaguchi's name or likeness or developed by Roy Yamaguchi in conjunction with Shep E. Gordon ("Gordon").

                           "Promissory Note" shall mean that certain 6%
         Promissory Note issued on the date hereof by Grantee to Gordon in the principal amount of $225,000 and payable by its terms no later than one hundred and eighty (180) days from the date of issuance.

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                           "Renewal Term" shall mean any five-year period
         commencing on the first day following the end of: (i) the Initial Term, or (ii) any five-year renewal period after the first renewal period.

                           "Territory" shall mean the world.

                  Appointment.

                           Grantor hereby appoints Grantee as the sole and exclusive holder of the distribution rights of the Products in the Territory. Grantee shall have the right, in its sole discretion, to appoint distributors and sub-distributors within the Territory. Grantee shall notify Grantor of any such appointment within thirty (30) days.

                           Grantee hereby accepts appointment as the sole and exclusive holder of distribution rights of the Products in the Territory and shall, during the term of this Agreement, use all reasonable efforts to cause the Products to be distributed initially in the United States and thereafter throughout other parts of the Territory.

                           Grantor and Grantee hereby agree and acknowledge that: (i) Grantee does not, and in the future may not hold the necessary permits and licenses to operate as a distributor in the Territory, and (ii) the Grantee, therefore, may assign any or all of its rights and delegate any or all of its duties under this Agreement to Parliament, Alive Spirits and any other entities it may deem appropriate.

                           Grantor shall cause Alive Spirits, its current distributor, to continue in each State during the Transition Period (as defined below), its service of the Products line, pursuant to the Drinks Americas Sub-License, Distribution and Supply Agreement attached hereto as Exhibit 2(d) (the "Sub-License Agreement"), including without limitation, the sale of the Products together with appropriate brand registration and renewals, price posting and sub-distributor appointments, as required by appropriate administrative laws and regulations. Grantor shall also cause Alive Spirits to cooperate in the completion and processing of any application necessary for the transfer of any brand registration or license to Grantee or its designee, as necessary. For purposes of this Agreement, the "Transition Period" with respect to each State shall mean the period commencing on the date hereof and continuing, with respect to said State, until such time as Alive Spirits is notified by the Grantee that Parliament and/or any other designee of Grantee is authorized to distribute, sell and ship the Products in said State. The services of Alive Spirits and any sub-appointees related thereto shall be deemed to comply with Section 2(a) herein and shall comply with all applicable laws, rules and regulations.

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                           Grantor shall further cause Alive Spirits, pursuant
         to the Sub-License Agreement, during the Transition Period and thereafter, to (i) sell the Product inside the Territory and (ii) sell the Product to Parliament for distribution outside of the Territory, on such terms and in such amounts as negotiated between Parliament and Alive Spirits. For the purposes of this Section 2(e) only, "Territory" shall have the meaning assigned to such term in the Sub-License Agreement.

                  Duration.

                           The term of this Agreement shall be the Initial Term, unless sooner terminated in accordance with Section 11, and shall include any Renewal Term, provided renewal occurs in accordance with
         Section 3(b).

                           At the end of the Initial Term and each Renewal Term, this Agreement shall be automatically renewed for an additional Renewal Term of five (5) years provided that Grantee has achieved the minimum sales goals set forth in Section 4, and this Agreement has not been terminated in accordance with Section 11.

                  Minimum Volume Obligations.

                           During the term of this Agreement, Grantee's minimum sales volume obligations for the Product shall be as set forth on
         Schedule 4(a) annexed hereto ("Volume Obligations"). In the event the Grantee exceeds the Volume Obligations for the Products for a particular Contract Year, such excess shall be credited toward meeting the Volume Obligations during the following Contract Year.

                           Notwithstanding any provisions contained herein to the contrary, Grantor may not terminate this Agreement pursuant to
         Section 11(a)(i) herein if Grantee's default thereunder is due to an inability or unwillingness of any supplier of the Products to accept or fulfill orders for Products placed by the Grantee.

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                  Licensing Fee. During the Term of this Agreement, all Products sold by Grantee, less any credits and returns, shall be subject to a license fee, payable to the Grantor at a per case rate calculated by using the following formula: (i) the price at which Grantee sells the respective case of the Product, less (ii) a sales fee of $2.00, less (iii) the price paid by Grantee to distiller for the respective case of the Product, shall equal the license fee for such case of Product. Payment of the license fee shall be made in US dollars to a bank designated by Grantor and shall be due thirty (30) days from the date of the bill of lading of the delivery on which the licensing fee is due, with late fees to accrue at a rate of twelve percent (12%) per annum thereafter.

                  Marketing and Advertising. To develop sales of the Products in the Territory, the parties shall make a coordinated marketing, advertising, and promotional effort; provided, however, that Grantee shall ultimately make all decisions with respect to said effort. The parties shall meet once during each Contract Year to discuss plans for marketing, advertising and promotion of the Products for the following Contract Year with Grantee being responsible for the implementation of such plans after consultation with Grantor. At such meetings the parties shall discuss the budget for such programs and each party's contribution thereto. All marketing, advertising and promotional efforts will be in compliance with the Yamaguchi License (as defined below).

                  Representations, Warranties and Covenants of Grantee. Grantee represents, warrants and covenants to Grantor as follows:

                           This Agreement, when executed and delivered by the Grantee, will constitute a valid and legally binding obligation of the Grantee, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting enforcement of creditors' right generally.

                           Grantee will cause Parliament to obtain the federal, state and local licenses or permits that are necessary to conduct its business within the Territory as a distributor of the Products and to engage in the transactions intended by this Agreement.

                           Grantee shall maintain a distributor network of adequate size to represent and promote the sales of the Products. Such sales force shall be kept properly informed as to all advertising, marketing and promotional programs and policies regarding the Products.

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                           Grantee shall use all reasonable efforts (i) to sell,
         or cause its designee to sell, to its customers only containers of the Products of saleable quality and (ii) to remove any unsaleable Products from its or any sub-distributor's or retailer's inventory in the Territory.

                           Grantee shall furnish reports or information concerning the Products that Grantor may from time to time reasonably request.

                           Grantee shall timely file, or cause its designee to timely file, all registrations, price schedules, and reports for the Products that are required by applicable laws or regulations in appropriate form, with copies thereof to the Grantor.

                           Grantee shall conduct, and cause its designee to conduct, its activities under this Agreement in accordance with local, state and federal laws and regulations regarding the sale of the Products.

                           Grantee shall comply with all covenants made by the Grantor in that certain License Agreement with Roy Yamaguchi, dated as of April 24, 2000 (the "Yamaguchi License") for so long as said Yamaguchi License is in effect, with the exception of any obligations arising under Section 3 thereunder relating to royalties.

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            Representations, Warranties and Covenants of Grantor. Grantor
represents, warrants and covenants to Grantee as follows:

            Grantor has the authority to enter into and carry out its obligations under this Agreement. This Agreement when executed and delivered by the Grantor will constitute a valid and legally binding obligation of the Grantor, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting enforcement of creditors' right generally.

            This Agreement and its execution, delivery and performance does not and will not breach any agreement or understanding to which Grantor is a party, including, without limitation, the Yamaguchi License.

            Grantor has the right to designate and appoint the Grantee as the exclusive holder of distribution rights of the Products in the Territory. Any and all distribution rights to any of the Products heretofore designated or granted to Alive Spirits or any other person or entity have been fully and properly terminated, except as otherwise specifically contemplated in writing by the parties hereto.

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            Grantor shall use its best efforts to prevent the sale of
unauthorized shipments of the Products in the Territory by entities or persons other than Grantee or its designated assignee.

            Neither Gordon nor Grantor nor Alive Spirits has violated any beverage alcohol laws or criminal statutes.

            Grantor shall defend, indemnify and hold harmless Grantee from and against any and all damages and liability, costs or expenses, including without limitation reasonable attorney's fees, it may incur as a result of product liability, trademark infringement, product recall, breach of any of Grantor's representations or warranties herein, breach of contract or other action relating to or arising from Grantee's distribution of the Products within the Territory.

            Inventory; Sales Merchandise. Grantee shall, on an as needed basis, purchase from Alive Spirits inventory of the Products currently held by Alive Spirits. Said purchase will be at the price set forth in Schedule 9 annexed hereto. The inventory is described in Schedule 9. Distributor's obligations under this Section 9 may be assigned to Parliament without the consent of Seller. All sales of the inventory being purchased pursuant to this Section 9 shall be included on behalf of Grantee for purposes of calculating its Volume Obligations.

            Trademarks. Simultaneously with the execution of this Agreement, Grantor and Grantee shall enter into that certain Trademark License Agreement, substantially in the form attached as Exhibit B hereto and incorporated by reference herein, whereby Grantor grants to Grantee an exclusive license to use the trademarks and/or brand names in the Territory as applied to the Products (the "Trademarks") and any individual names used in association with the Products ("Celebrity Names") for the Term of this Agreement for the purpose of the marketing, sale, promotion and distribution of the Products.

            Termination.

            Grantor may terminate this Agreement prior to the expiration of its term by giving notice to the Grantee for any of the following reasons, which reasons Grantee acknowledges constitute good cause;

                  (17) Grantee has failed to fulfill the Volume Obligations for the applicable Contract Year and has not remedied the failure after one hundred and eighty (180) days' written notice of such failure following the end of such Contract Year;

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                  (18) Grantee has failed to make payment of any license fee and has not remedied the failure after ninety (90) days' written notice of such failure and no bona fide dispute regarding said license fee(s) exists between the parties;

                  (19) Grantee has breached or failed to fulfill any other material term or condition of this Agreement and has not remedied the breach or failure after ninety (90) days' written notice of said breach or failure to perform;

                  (20) Grantee or Maxmillian has filed a voluntary petition in bankruptcy or entered into an arrangement under a national or federal bankruptcy statute or other voluntary proceeding under any federal, state, or local law for the settlement or extension of payment of its obligations to general creditors;

                  (21) An involuntary lien or petition in bankruptcy has been filed against Grantee or Maxmillian and such involuntary lien or petition is not dismissed within thirty (30) days;

                  (22) Grantee or Maxmillian has ceased to do business, but not as a result of a merger or consolidation to which it is a party; or

                  (23) Grantee has failed to pay the balance of the Promissory Note by its maturity date.

                  Grantee may terminate this Agreement prior to its expiration by giving notice to Grantor for any of the following reasons:

                  (24) Grantor has failed to fulfill any other material term or condition of this Agreement and has not remedied this failure after ninety (90) days' notice thereof;

                  (25) Grantor ceases to have the right to the Trademarks or Celebrity Names and to grant the license to Grantee to use the Trademarks and Celebrity Names herein;

                  (26) Grantor has filed a voluntary petition in bankruptcy or entered into an arrangement under a national or federal bankruptcy statute or other voluntary proceeding under any federal, state, or local law for the settlement or extension of payment of its obligations to general creditors;

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                  (27) An involuntary lien or petition in bankruptcy has been filed against Grantor and such involuntary lien or petition is not dismissed within thirty (30) days; or

                  (28) Grantor has ceased to do business.

                  Events Following Expiration or Termination.

                  Upon the expiration or termination of this Agreement, the following shall occur:

                  (29) All rights, licenses and privileges granted to Grantee under this Agreement shall immediately cease and terminate;

                  (30) Grantee shall discontinue the use of the Trademarks except for the purpose of liquidating or causing the liquidation of the remaining inventory subject to subsection 12(a)(iii) below;

                  (31) Grantor shall, within ninety (90) days following termination or expiration, arrange for the repurchase and transfer of any and all saleable containers of the Products and all actual point-of-sale material for the Products then owned by Grantee at its laid-in cost plus transfer and handling charges including freight, warehousing, insurance and customs duties.

            Any indebtedness of either party to the other party not already due shall become immediately due and payable as of the expiration or the effective date of termination of this Agreement. In no event shall either party be liable for any debts of the other party to its customers or other creditors.

            Business Records Related to the Products. Each party shall maintain reasonably accurate and complete business records regarding the sale and distribution of the Products. Each party shall make such records available to the other party during regular business hours and shall send to such other party copies of any such records as such party may from time to time reasonably request.

            Miscellaneous.

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            This Agreement represents the entire agreement between the parties, supersedes all their prior oral or written agreements or understandings, and shall not be changed except by a further written agreement or a written amendment to this Agreement executed by both parties.

            The failure by either party to exercise any of its rights under this Agreement shall not be construed as a waiver of such rights. Any such failure shall not preclude the exercise of such rights at any later time.

            Force Majeure. If any party is prevented from performing any of its obligations hereunder by an occurrence beyond its reasonable control such as, but not limited to, acts of God, fire, flood, war, insurrection, government regulations, raw material shortage, strikes, or lack of common carrier facilities, then the affected party shall be excused from performance for so long as such occurrence exists.

            Severability. If any term of this Agreement is in violation of, or prohibited by, any applicable law or regulation, such term shall be deemed as amended or deleted to conform to such law or regulation without invalidating or amending or deleting any other term of this Agreement.

            Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment without the required consent shall be null and void. Notwithstanding the foregoing, Grantor and Grantee agree that Grantee, without the prior written consent of Grantor, may assign this Agreement and its rights and obligations hereunder to Parliament, Alive Spirits and any other entity it may deem appropriate. Grantor agrees that in the event that any Product brand listed on Schedule 1(f) is assigned to a third party, Grantor's obligations and Grantee's rights thereto under this Agreement shall be assigned to said third party.

            Notice. All notices, requests, demands or other communications under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid, a nationally recognized courier service or sent by facsimile transmission to the parties at their respective addresses as set forth above, or at such other address as shall be designated by a party in a written notice to the other parties.

            Choice of Law and Disputes.

            This Agreement shall be governed by, and be construed in accordance with the laws of the State of New York, excluding its conflict of laws rules.

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            Any controversy, claim, or dispute arising out of, or in connection with, or relating to this Agreement, or the breach or performance thereof, shall be submitted to arbitration in the City of New York, pursuant to the rules then obtaining of the American Arbitration Association. Any decision or award rendered by such arbitration shall be final and binding upon the parties hereto and judgment may be entered in any Court having authority to do so. Any decision or award by the arbitrator(s) rendered pursuant to this Agreement shall be limited to the specific parties involved and the specific issues determined therein. The decision and award of the arbitrator(s) shall not be given any collateral estoppel effect with regard to issues of fact or law determined or necessarily determined thereby.

            Relationship of the Parties. The parties acknowledge that no joint venture has been created by this Agreement and that neither party can take any action that is legally binding on the other party without the prior consent of the party to be charged. Grantee shall for all purposes be an independent contractor and not an agent or employee of Grantor or any of its affiliates. Grantee and Grantor are interested only in the results to be achieved, and the conduct and control of the work or services of Grantee will lie solely with Grantee.

            Counterparts. This Agreement may be executed and endorsed in one or more original or facsimile counterparts and each such facsimile counterpart shall, for all purposes, be deemed to be an original, and all counterparts shall together constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and behalf by its officer or officers duly authorized, on the day and year first written above.

                                    DRINKS AMERICAS INC.

                                    By: /s/______________________________
                                         Name:  J. Patrick Kenny

                                         Title:  Chief Executive Officer

                                    Y SAKE LLC

                                    By: /s/_______________________________
                                          Name:  Shep Gordon
                                          Title:


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                                  SCHEDULE 1(g)

                                    Products

Sake known as "Y Sake" which is associated closely with Roy Yamaguchi's name and likeness, including the brand names "Rain," "Wind," "Sky" and "Snow."


                                      112
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                                  SCHEDULE 4(a)

                           Minimum Volume Obligations

         Products            Contract Year                Cases Per Contract Year

All Products                       2002                               None
All Products                       2003                       2,500 cases, in the aggregate
All Products                       2004                       4,000 cases, in the aggregate
All Products                       2005                       5,000 cases, in the aggregate
                                   & all subsequent
                                   Contract Years


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                                   SCHEDULE 9


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